UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5501 Virginia Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CXW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Potential Sale of McRae Correctional Facility

On June 13, 2022, the Georgia Building Authority approved the purchase of CoreCivic, Inc.’s (“CoreCivic”) 1,978-bed McRae Correctional Facility located in McRae, Georgia (the “McRae Facility”), for a purchase price of $130.0 million. CoreCivic currently has a management contract with the Federal Bureau of Prisons at the McRae Facility, which expires November 30, 2022 (the “McRae Contract”). As previously disclosed, CoreCivic does not expect the McRae Contract to be renewed upon its expiration.

In connection with its potential purchase of the McRae Facility the Georgia Building Authority authorized the lease of the McRae Facility to CoreCivic for up to four months, which will allow CoreCivic to continue to service the McRae Contract through its expiration later this year. CoreCivic anticipates the sale, and temporary lease-back, of the McRae Facility to be completed during the third quarter of 2022.

The sale of the McRae Facility is subject to, among other things, the negotiation of a definitive purchase agreement and a definitive lease agreement with the Georgia Building Authority.

CoreCivic Share Repurchase Plan Update

As disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2022, the Board of Directors of CoreCivic (the “Board”) authorized the repurchase of up to $150.0 million of CoreCivic’s common stock.

Since May 16, 2022 through June 23, 2022, CoreCivic has repurchased 2.8 million shares of CoreCivic’s common stock at an average price of approximately $12.68 per common share, representing an aggregate purchase price of $35.0 million, excluding fees and commissions. There is approximately $115 million remaining under the current Board authorized repurchase plan. The remaining $115 million of repurchases of the CoreCivic’s common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate CoreCivic to purchase any particular amount of its common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by the Board in its discretion at any time.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements regarding, among other things, the anticipated closing of potential sale and lease of the McRae Facility, and CoreCivic’s existing share repurchase program. These forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. These include the risks and uncertainties associated with the potential sale and lease of the McRae Facility, including, but not limited to, the negotiation of a definitive purchase agreement and a definitive lease agreement; adverse effects on CoreCivic’s common stock because of a failure to complete the sale and lease of the McRae Facility; and CoreCivic’s ability to further utilize its share repurchase program. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in CoreCivic’s filings with the U.S. Securities and Exchange Commission, including CoreCivic’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned that certain important factors may have affected and could in the future affect CoreCivic’s actual results and could cause CoreCivic’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of CoreCivic. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 24, 2022	CORECIVIC, INC.

	By:	/s/ David Garfinkle
David Garfinkle Executive Vice President and Chief Financial Officer